Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

Xcel Energy Elects New Board Member

MINNEAPOLIS--(BUSINESS WIRE) Xcel Energy Inc. (NASDAQ: XEL) today announced that Megan Burkhart has been elected to the company’s board of directors effective immediately.

Burkhart is an accomplished executive with decades of experience in human resources (HR), compensation, culture, and diversity, equity and inclusion (DE&I). She currently serves as executive vice president, chief human resources officer at Comerica Incorporated, a major financial services company headquartered in Dallas, Texas. She is responsible for leading the bank’s people strategy and organization for the $94 billion company. Prior to her current role, Burkhart served as senior vice president and director of compensation. She joined Comerica in 1997.

“Megan is an outstanding leader and we’re pleased to have her join our board,” said Bob Frenzel, chairman, president and CEO of Xcel Energy. “Megan’s extensive HR experience in a heavily regulated industry will contribute to our continued Board excellence in oversight around the rapidly evolving world of people, executive compensation, DEI and environmental social governance (ESG).”

At Comerica, Burkhart led the company’s redesign of all executive compensation programs to drive financial performance, align with shareholder interests and ensure market competitive compensation. She also accelerated the company’s DE&I efforts through recruitment, established an executive diversity council as well as a new diversity scorecard to drive leadership accountability. Comerica’s DE&I programs are regularly recognized by external organizations including: 11 years listed on the DiversityInc Top Regional Companies, most recently named a Top Noteworthy Company for Diversity and a perfect score of 100 for the 8th consecutive year on Human Rights Campaign Foundation’s Corporate Equality Index.

Burkhart currently serves on the boards of Genesis Women’s Shelter, the Girl Scouts of North Texas, and Austin Street Center. She earned a bachelor's degree from Miami University in Oxford, Ohio.

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About Xcel Energy
Xcel Energy (NASDAQ: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.